Exhibit 99.1

Macquarie Infrastructure Company LLC Reports First Quarter 2013 Financial Results, Continued Growth in Cash Generation

  Proportionately combined Free Cash Flow per share increases 33.2% to $1.26 per share
  $0.6875 ($2.75 annualized) per share cash dividend for first quarter to be paid mid-May
  Quarterly dividend projected to increase to $0.875 ($3.50 annualized) per share for the second quarter of 2013 (payable in August) following expected refinancing of Atlantic Aviation and subject to continued stable business performance and prevailing economic conditions
  Refinancing of Atlantic Aviation launched with underwritten debt

NEW YORK--(BUSINESS WIRE)--April 29, 2013--Macquarie Infrastructure Company LLC (NYSE: MIC) reported financial results for the first quarter of 2013 including proportionately combined Free Cash Flow of $1.26 per share compared with $0.95 per share in the first quarter of 2012. The 33.2% increase reflects improved operating results at MIC’s airport services and gas processing and distribution businesses and lower costs, particularly at the MIC holding company level.

MIC’s investment in a bulk liquid storage terminal business generated a slightly lower amount of Free Cash Flow in the first quarter of 2013 than it did in the first quarter of 2012. Results for the bulk liquid storage business included repairs and maintenance and maintenance capital expenditures incurred in connection with Hurricane Sandy. Excluding the impact of the Hurricane Sandy related items, IMTT’s EBITDA would have increased by 12.8% in the first quarter of 2013 compared with the first quarter of 2012.

MIC also reported that its Board of Directors approved the distribution of a cash dividend of $0.6875, or $2.75 annualized, per share for the first quarter of 2013. The cash dividend will be payable on May 16, 2013 to shareholders of record on May 13, 2013.

MIC owns and has invested in a portfolio of infrastructure businesses based in the U.S. The businesses include: a 50% (unconsolidated) interest in a bulk liquid storage terminalling business, International-Matex Tank Terminals (“IMTT”); a gas processing and distribution business, Hawaii Gas; a 50.01% (controlling) interest in a district cooling business, District Energy; an airport services business, Atlantic Aviation; and an interest in a contracted solar power generation business, MIC Solar.

Proportionately combined Free Cash Flow – the cash generated by each of MIC’s businesses in proportion to the Company’s equity interest in the businesses, after holding company costs - increased to $60.2 million in the first quarter of 2013 from $44.0 million in the first quarter of 2012 (Note: the reported result for the first quarter of 2012 was revised higher by approximately $3.3 million in the second quarter of 2012 as a result of an adjustment to the calculation of a tax provision at IMTT).

Atlantic Aviation’s contribution to MIC’s Free Cash Flow increased 41.8% with the benefit of a lower cost of debt, lower debt balance and improved operating results in 2013 compared with 2012. The volume of general aviation jet fuel sold through Atlantic Aviation increased by 3.2% on a same store basis and EBITDA increased by 6.9% on a same store basis. Cash interest expense, excluding interest rate swap break costs, declined to $3.3 million in the first quarter of 2013 compared with $12.6 million in the first quarter of 2012. The decrease was the result of the expiration of interest rate hedging agreements (swaps) in October of 2012 and a lower principal balance.

MIC’s gas processing and distribution business grew its Free Cash Flow for the period by 24.1% on improved margins, 1.9% growth in the aggregate volume of gas sold, a reduction in maintenance capital expenditures and lower interest expense resulting from the successful refinancing of the business in the third quarter of 2012.

In addition, proportionately combined Free Cash Flow increased as a result of lower expenses at the MIC holding company level. The reduction reflects primarily the absence of expenses associated with an arbitration in which the Company was involved in the first quarter of 2012 but not in the first quarter of 2013.

MIC regards free cash flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. The Company defines Free Cash Flow as cash from operating activities, including cash paid for interest and taxes, less maintenance capital expenditures and changes in working capital, except for MIC Solar for which Free Cash Flow is defined as distributions received or receivable from the business. Working capital movements are excluded on the basis that these are largely timing differences in payables and receivables, and are therefore not reflective of MIC’s ability to generate cash. See “Cash Generation” below for further information.

“We’re pleased with our overall results for the first quarter and reiterate our previously provided guidance for EBITDA at each of our businesses for the full year,” said James Hooke, Chief Executive Officer of Macquarie Infrastructure Company. “There is a bit of noise in our results related to activity at IMTT having to do with the recovery from Hurricane Sandy and from the artificially low interest expense at Atlantic Aviation in particular; however, we’re confident in the underlying positive trends in our operating entities generally.”

Refinancing of Atlantic Aviation

MIC expects to complete the refinancing of the long-term debt of its Atlantic Aviation business in the second quarter of 2013. On April 29, 2013 the Company entered into a commitment letter for the refinancing and anticipates completion by the middle of May.

The Board and management of MIC have considered a variety of refinancing options including a two-tier debt structure at the operating company. However, the Board and management now believe that raising equity to refinance a portion of Atlantic Aviation’s long-term debt is the preferred path. MIC believes that the lower leverage that can be achieved with an equity contribution to Atlantic Aviation has two primary benefits over the pure debt strategies.

1. It increases the distributable free cash flow generated from the business – as a result of lower overall debt service costs resulting from lower net debt and disproportionately lower interest rates; and,

2. It creates a more resilient capitalization of the business in the event there is a downturn in general aviation flight activity similar to that which occurred in 2008 – 2009.

“This is a slightly different, but better strategy than we have been pursuing to this point. The state of the credit markets is such that we are able to secure debt for Atlantic Aviation - up to a certain level of leverage - on attractive terms and at an all-in cost that is historically low,” said Hooke. “By adding equity in the refinancing of Atlantic Aviation we should be able to lock in very competitive, long-dated debt for the business and enhance our flexibility with respect to MIC’s quarterly cash dividend.”

Dividend Policy

In determining the MIC dividend for the first quarter of 2013, MIC’s Board considered the continued strong performance of the Company’s operating businesses, the recovering U.S. economy and the generally stable equity and credit markets, among other things.

Reflecting confidence in the Company’s ability to successfully refinance the long-term debt of its Atlantic Aviation business, MIC has indicated that it anticipates, subject to the completion of the refinancing, the continued stable performance of the Company’s businesses and prevailing economic conditions, increasing the Company’s quarterly cash dividend to $0.875 per share ($3.50 per share annualized) for the second quarter of 2013.

Consolidated Results for First Quarter

MIC’s consolidated revenue for the first quarter of 2013 was flat with the first quarter in 2012. The result reflects an increased contribution from MIC Solar offset by a decline in energy costs, particularly jet fuel distributed by Atlantic Aviation and the feedstock for synthetic natural gas distributed by Hawaii Gas, both of which are passed through to customers of MIC’s businesses.

Gross profit – defined as revenue less cost of goods sold – removes the volatility in revenue associated with fluctuations in energy costs and illustrates underlying trends in aggregate volume and margins. MIC’s consolidated gross profit grew to $104.8 million in the first quarter of 2013, up 4.1% compared with the first quarter in 2012.

MIC reported $11.2 million of net income, before taxes, in the first quarter of 2013 compared with net income of $20.7 million in the first quarter of 2012. Net income declined primarily as a result of the Company incurring performance fees for the quarter of $22.0 million. Performance fees are payable to MIC’s Manager when the total return generated by the Company exceeds the total return of its benchmark indices over the same quarter. The fee is a period cost for accounting purposes even though it will be satisfied with the issuance of new primary shares and are a non-cash item.

Cash Generation

MIC reports EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciles each to consolidated net income (loss). EBITDA excluding non-cash items is a measure relied upon by management in evaluating the performance of its businesses and investments. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which include impairments, gains and losses on derivatives and adjustments for certain other non-cash items reflected in the statement of operations including base and performance fees settled in shares.

MIC believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses, without regard to capital structure, their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports free cash flow, as defined below, on both a consolidated and operating segment basis as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP, and reconciles each to cash from operating activities. MIC believes that reporting free cash flow provides additional insight into its ability to deploy cash, as GAAP measures, such as net income (loss) and cash from operating activities, do not reflect all of the items that management considers in estimating the amount of cash generated by its operating businesses. MIC defines Free Cash Flow as cash from operating activities, including cash paid for interest and taxes, less maintenance capital expenditures and changes in working capital except with respect to MIC Solar for which Free Cash Flow is defined as distributions received or receivable from the business.

Free Cash Flow does not fully reflect MIC’s ability to freely deploy generated cash, as it does not reflect required payments to be made on MIC’s indebtedness and other fixed obligations or the other cash items excluded when calculating Free Cash Flow. Free Cash Flow may be calculated in a different manner by other companies, which limits its usefulness as a comparative measure. Therefore, Free Cash Flow should be used as a supplemental measure and not in lieu of MIC’s financial results as reported under GAAP.

MIC reports certain financial metrics on a proportionately combined basis including, proportionately combined grow profit, proportionately combined EBITDA excluding non-cash items, proportionately combined cash interest, proportionately combined cash taxes, proportionately combined maintenance capital expenditures, proportionately combined free cash flow, proportionately combined free cash flow per share, proportionately combined growth capital expenditures and proportionately combined net debt. The Company believes that such measures provide investors and management with additional insight into the financial results and cash generated by the combined ownership interest in its businesses and investments for the reporting period.

Proportionately combined metrics used by MIC be calculated in a different manner by other companies and may limit their usefulness as a comparative measure. Therefore, proportionately combined metrics should be used as a supplement to and not in lieu of, financial results reported under in accordance with GAAP.

The following table summarizes MIC’s financial performance on a proportionately combined basis during the quarter ended March 31, 2013 and the prior comparable quarter.

	For the Quarter Ended March 31, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	36,647	20,417	1,581	79,634	1,577	139,856	73,294	3,162
EBITDA excluding non-cash items	32,777	15,715	1,926	36,018	(224)	86,212	65,554	3,852
Free cash flow	17,200	9,940	1,038	27,092	4,911	60,181	34,399	2,076

	For the Quarter Ended March 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	33,188	18,699	1,846	78,252	-	131,985	66,376	3,691
EBITDA excluding non-cash items	29,731	14,180	2,175	34,151	(5,046)	75,191	59,462	4,349
Free cash flow	19,023	8,010	1,343	19,109	(3,469)	44,015	38,045	2,685

Gross profit variance	10.4%	9.2%	(14.3)%	1.8%	NM	6.0%	10.4%	(14.3)%
EBITDA excluding non-cash items variance	10.2%	10.8%	(11.4)%	5.5%	95.6%	14.7%	10.2%	(11.4)%
Free cash flow variance	(9.6)%	24.1%	(22.7)%	41.8%	NM	36.7%	(9.6)%	(22.7)%

NM - Not meaningful
(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

IMTT

MIC has a 50% equity interest in IMTT, the operator of one of the largest independent bulk liquid storage terminal businesses in the U.S. IMTT owns and operates 10 marine storage terminals in the U.S. and is the part owner and operator of two terminals in Canada. The terminals store and handle a wide variety of petroleum grades, chemicals and vegetable and animal oils. To aid in meaningful analysis of the performance of IMTT across periods, the discussion below refer to results for 100% of the business, not MIC’s 50% interest.

Terminal revenue increased 8.7% in the first quarter of 2013 compared with the first quarter of 2012. The increase reflects an increase in average storage rental rates of 6.8% versus the prior comparable period and the impact of additional storage capacity placed in service over the past year. MIC continues to expect average storage rates to increase in a range between 5.0% and 7.0% over the full year.

As anticipated, capacity utilization decreased in the first quarter of 2013 to 92.7% compared with 95.9% in the first quarter of 2012. Utilization rates were lower as a result of a higher percentage of storage being out of service for cleaning and inspection this year versus last. MIC expects utilization rates at IMTT will remain below 2012 levels for the majority of the year as a result of these efforts.

Terminal operating costs increased in the first quarter of 2013 relative to the prior comparable period as a result of higher repair and maintenance expenses and increased healthcare costs. The increased repair and maintenance expenses related principally to restoration and improvement of IMTT’s Bayonne facility in the wake of Hurricane Sandy. As noted above, excluding the effects of the hurricane-related costs, EBITDA would have increased by 12.8%.

Environmental response gross profit generated in the first quarter of 2013 increased to $2.3 million from $1.2 million in the first quarter of 2012 on a slightly higher level of spill response activity this year versus last.

Free Cash Flow generated by IMTT decreased to $34.4 million in the first quarter of 2013 from $38.0 million in 2012 primarily as a result of the increased repairs and maintenance expenses noted above and an increase in the level of maintenance capital expenditures. The heightened level of maintenance capital expenditures were also primarily related to recovery from Hurricane Sandy. MIC continues to expect that maintenance capital expenditures for the full year 2013 will be approximately $60.0 million. Excluding the Hurricane Sandy related items, Free Cash Flow would have increased by approximately 9.8%.

As anticipated, management at IMTT secured additional debt funding for the business during the first quarter. Additional lenders have been added to the previously announced $1.04 billion revolving credit facility raising the total amount of debt available to $1.205 billion. The undrawn balance on the facility is approximately $450.0 million.

On April 26, 2013, the Board of IMTT unanimously declared a distribution for the first quarter of 2013 in the amount $15.8 million, or $7.9 million per shareholder. The distribution to shareholders of IMTT is expected to be made on or about April 30, 2013.

Hawaii Gas

Hawaii Gas is the owner and operator of the only regulated (“utility”) gas processing and pipeline distribution network in the Hawaiian Islands. The business is also the owner and operator of the largest unregulated (“non-utility”) propane gas distribution business on the islands.

The volume of gas sold by both the utility and non-utility portions of the business increased by an aggregate 1.9% in the first quarter of 2013 compared with the first quarter of 2012. The volume increase reflects the continued strength of the Hawaiian economy generally and the tourism industry in particular. Aggregate contribution margin generated in the quarter increased 10.9% over the prior comparable period.

Hawaii Gas generated $9.9 million of Free Cash Flow in the first quarter of 2013; a 24.1% increase over the Free Cash Flow generated in first quarter of 2012. The improvement reflects the improvement in operating results, a reduction in maintenance capital expenditures and lower cash interest as a result of the successful refinancing of the Hawaii Gas’ long-term debt in the third quarter of 2012. These were partially offset by higher taxes paid in the first quarter of 2013 versus the prior comparable quarter.

District Energy

MIC’s District Energy business produces chilled water that it distributes via underground pipelines in downtown Chicago to high-rise buildings for use in air conditioning and process cooling systems. The business also operates a site-specific operation that supplies both cooling and heating services to three customers in Las Vegas, Nevada. MIC has a 50.01% (controlling) interest in District Energy.

Winter temperatures in Chicago were closer to historical norms in the first quarter of 2013 compared with the unusually warm first quarter of 2012. As a result, gross profit decreased 14.3% at District Energy on reduced demand for cooling services. The business also undertook a larger portion of its offseason maintenance work in the first quarter of 2013 than it did in the first quarter of 2012.

Effective April 30, 2013, District Energy will no longer provide site specific cooling and heating services to a customer outside downtown Chicago for which fees and lease payments were being received. The business is seeking to recover the unamortized lease principal of approximately $8.6 million.

Free Cash Flow generated by District Energy decreased 22.7% to $2.1 million in the first quarter of 2013 compared with the first quarter of 2012 primarily due to the decrease in consumption revenue noted above and the timing of the payment of taxes in the first quarter of 2013 compared with the first quarter of 2012.

Atlantic Aviation

Atlantic Aviation owns and operates a network of fixed-base operations (FBO) that primarily provide fuel, terminal services and aircraft hangar services to owners and operators of general aviation (GA) aircraft at 62 airports in the U.S. The network is one of the largest of its type in the U.S. air transportation industry.

Gross profit for the first quarter of 2013 increased 1.8% (4.1% taking into account the impact of sites sold during the past year and the Leap Year day in February 2012) compared with the first quarter of 2012 primarily as a result of an increase in hangar rental revenue and improved de-icing activity versus last year. The same store volume of GA jet fuel sold increased 3.2% and margins were essentially flat with the prior comparable period.

Selling, general and administrative expenses were 1.1% lower in the first quarter of 2013 compared with the first quarter of 2012 primarily as a result of the divestitures noted above. EBITDA grew by 6.9% on a same store basis.

Free Cash Flow generated by Atlantic Aviation during the first quarter of 2013 increased 41.8% to $27.1 million from $19.1 million in the first quarter of 2012. The increase was primarily the result of lower cash interest expense associated with the expiration of interest rate hedges on Atlantic Aviation’s term loan facility in October of 2012. Cash interest paid in the first quarter of 2013, excluding interest rate swap break fees, declined to $3.3 million from $12.6 million paid in the first quarter of 2012. An increase in cash taxes of $3.8 million in the first quarter of this year the prior comparable period partially offset the gains associated with the lower interest expense.

As of April 29, 2013, Atlantic Aviation had a debt balance of $699.9 million including the impact of a debt principal payment of $7.0 million made on April 25, 2013. Using the trailing twelve month EBITDA through the quarter ended March 31, 2013, the business had a pro-forma leverage ratio of 5.25 times net debt/EBITDA. MIC intends to refinance Atlantic Aviation to approximately 3.5 times net debt/EBITDA.

MIC Solar

In the fourth quarter of 2012, MIC made a modest investment in two contracted solar power generating facilities located in the U.S. southwest. The investment performed as expected in the first quarter of 2013 and MIC earned distributions totaling $0.3 million. In addition, the Company received $3.4 million as a return of capital. The distributions are included as a component of MIC’s Corporate and Other segment.

Conference Call and WEBCAST

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Tuesday, April 30, 2013 during which it will review and comment on the Company’s results for the first quarter.

How: To listen to the conference call please dial +1(650) 521-5252 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of April 30, 2013 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on April 30, 2013 through May 7, 2013, at +1(404) 537-3406, Passcode: 34468730. An online archive of the webcast will be available on the Company’s website for one year following the call. MIC-G

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a gas processing and distribution business, Hawaii Gas, a controlling interest in a District Energy business in Chicago, and a 50% interest in a bulk liquid storage terminal business, International-Matex Tank Terminals. MIC also owns and operates an airport services business, Atlantic Aviation and two solar power generation facilities, collectively MIC Solar. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

Forward-Looking Statements

This filing contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
($ In Thousands, Except Share Data)

	March 31,	December 31,
	2013	2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$154,447	$141,376
Accounts receivable, less allowance for doubtful accounts
of $716 and $875, respectively	62,861	56,553
Inventories	23,091	20,617
Prepaid expenses	7,829	8,908
Deferred income taxes	6,450	6,803
Other	22,009	19,653
Total current assets	276,687	253,910
Property, equipment, land and leasehold improvements, net	718,631	708,031
Equipment lease receivables	27,090	28,177
Investment in unconsolidated business	85,682	75,205
Goodwill	514,640	514,640
Intangible assets, net	618,274	626,902
Other	16,730	16,829
Total assets	$2,257,734	$2,223,694

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Due to manager - related party	$29,301	$50,253
Accounts payable	29,513	26,499
Accrued expenses	35,636	35,499
Current portion of long-term debt	109,353	106,580
Fair value of derivative instruments	7,439	7,450
Other	17,886	19,049
Total current liabilities	229,128	245,330
Long-term debt, net of current portion	1,042,954	1,052,584
Deferred income taxes	172,273	169,392
Fair value of derivative instruments	3,608	5,360
Other	53,912	53,463
Total liabilities	1,501,875	1,526,129
Commitments and contingencies	-	-
Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 48,434,327 LLC
interests issued and outstanding at March 31, 2013 and 47,453,943 LLC interests issued and outstanding at December 31, 2012	932,934	883,143
Additional paid in capital	21,447	21,447
Accumulated other comprehensive loss	(20,671)	(20,801)
Accumulated deficit	(222,890)	(228,761)
Total members’ equity	710,820	655,028
Noncontrolling interests	45,039	42,537
Total equity	755,859	697,565
Total liabilities and equity	$2,257,734	$2,223,694

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ In Thousands, Except Share and Per Share Data)

	Quarter Ended	Quarter Ended
	March 31, 2013	March 31, 2012
Revenue
Revenue from product sales	$174,115	$172,954
Revenue from product sales - utility	36,921	38,314
Service revenue	52,115	52,409
Financing and equipment lease income	1,055	1,179
Total revenue	264,206	264,856
Costs and expenses
Cost of product sales	116,993	119,381
Cost of product sales - utility	31,489	32,172
Cost of services	10,934	12,661
Selling, general and administrative	49,209	55,263
Fees to manager - related party	29,177	4,995
Depreciation	9,255	7,551
Amortization of intangibles	8,628	8,546
Loss on disposal of assets	173	-
Total operating expenses	255,858	240,569
Operating income	8,348	24,287
Other income (expense)
Interest income	94	2
Interest expense(1)	(7,686)	(13,007)
Equity in earnings and amortization charges of investee	10,462	9,501
Other expense, net	(2)	(52)
Net income before income taxes	11,216	20,731
Provision for income taxes(2)	(4,502)	(6,521)
Net income	$6,714	$14,210
Less: net income attributable to noncontrolling interests	843	118
Net income attributable to MIC LLC	$5,871	$14,092

Basic income per share attributable to MIC LLC interest holders	$0.12	$0.30
Weighted average number of shares outstanding: basic	47,584,661	46,356,157

Diluted income per share attributable to MIC LLC interest holders	$0.12	$0.30
Weighted average number of shares outstanding: diluted	47,603,257	46,379,291
Cash dividends declared per share	$0.6875	$0.20

(1) Interest expense includes non-cash losses on derivative instruments of $1.1 million and $6.3 million for the quarters ended March 31, 2013 and 2012, respectively, of which net loss of $398,000 and $4.4 million, respectively, was reclassified from accumulated other comprehensive income.

(2) Includes $158,000 and $1.7 million of benefit for income taxes from accumulated other comprehensive income reclassifications for the quarters ended March 31, 2013 and 2012, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ In Thousands)

	Quarter Ended	Quarter Ended
	March 31, 2013	March 31, 2012

Operating activities
Net income	$6,714	$14,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	10,953	9,225
Amortization of intangible assets	8,628	8,546
Loss on disposal of assets	106	-
Equity in earnings and amortization charges of investee	(10,462)	(9,501)
Amortization of debt financing costs	947	978
Adjustments to derivative instruments	(1,339)	(5,630)
Base management fees to be settled/settled in LLC interests	7,135	4,995
Performance fees to be settled in LLC interests	22,042	-
Equipment lease receivable, net	967	838
Deferred rent	64	74
Deferred taxes	3,070	5,768
Other non-cash (income) expenses, net	(1,913)	559
Changes in other assets and liabilities:
Accounts receivable	(6,238)	(8,227)
Inventories	(2,394)	1,510
Prepaid expenses and other current assets	(2,462)	(1,695)
Due to manager - related party	(11)	11
Accounts payable and accrued expenses	(2,001)	3,080
Income taxes payable	94	(113)
Other, net	(231)	(898)
Net cash provided by operating activities	33,669	23,730

Investing activities
Purchases of property and equipment	(14,834)	(7,069)
Proceeds from sale of investment	-	390
Other	(41)	26
Net cash used in investing activities	(14,875)	(6,653)

Financing activities
Proceeds from long-term debt	21,192	10,000
Dividends paid to holders of LLC interests	-	(9,268)
Contributions received from noncontrolling interests	2,000	-
Distributions paid to noncontrolling interests	(247)	(1,525)
Payment of long-term debt	(28,050)	(6,583)
Payment of notes and capital lease obligations	(485)	(97)
Other	(133)	-
Net cash used in financing activities	(5,723)	(7,473)

Net change in cash and cash equivalents	13,071	9,604
Cash and cash equivalents, beginning of period	141,376	22,786
Cash and cash equivalents, end of period	$154,447	$32,390

Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued equity offering costs	$195	$-
Accrued refinancing costs	$665	$-
Accrued purchases of property and equipment	$5,755	$1,478
Acquisition of equipment through capital leases	$1,135	$916
Issuance of LLC interests to manager for performance fees	$43,820	-
Issuance of LLC interests to manager for base management fees	$6,299	$4,222
Taxes paid	$1,338	$865
Interest paid	$8,471	$17,530

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS – MD&A

	Quarter Ended March 31,		Change
	2013	2012	$	%
	($ In Thousands) (Unaudited)
Revenue
Revenue from product sales	$174,115	$172,954	1,161	0.7
Revenue from product sales - utility	36,921	38,314	(1,393)	(3.6)
Service revenue	52,115	52,409	(294)	(0.6)
Financing and equipment lease income	1,055	1,179	(124)	(10.5)
Total revenue	264,206	264,856	(650)	(0.2)
Costs and expenses
Cost of product sales	116,993	119,381	2,388	2.0
Cost of product sales - utility	31,489	32,172	683	2.1
Cost of services	10,934	12,661	1,727	13.6
Gross profit	104,790	100,642	4,148	4.1
Selling, general and administrative	49,209	55,263	6,054	11.0
Fees to manager - related party	29,177	4,995	(24,182)	NM
Depreciation	9,255	7,551	(1,704)	(22.6)
Amortization of intangibles	8,628	8,546	(82)	(1.0)
Loss on disposal of assets	173	-	(173)	NM
Total operating expenses	96,442	76,355	(20,087)	(26.3)
Operating income	8,348	24,287	(15,939)	(65.6)
Other income (expense)
Interest income	94	2	92	NM
Interest expense(1)	(7,686)	(13,007)	5,321	40.9
Equity in earnings and amortization charges of investee	10,462	9,501	961	10.1
Other expense, net	(2)	(52)	50	96.2
Net income before income taxes	11,216	20,731	(9,515)	(45.9)
Provision for income taxes	(4,502)	(6,521)	2,019	31.0
Net income	$6,714	$14,210	(7,496)	(52.8)
Less: net income attributable to noncontrolling interests	843	118	(725)	NM
Net income attributable to MIC LLC	$5,871	$14,092	(8,221)	(58.3)

NM - Not meaningful
(1) Interest expense includes non-cash losses on derivative instruments of $1.1 million and $6.3 million for the quarters ended March 31, 2013 and 2012, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA EXCLUDING NON-CASH ITEMS
AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended March 31,		Change
	2013	2012	$	%
	($ In Thousands) (Unaudited)

Net income attributable to MIC LLC(1)	$5,871	$14,092
Interest expense, net(2)	7,592	13,005
Provision for income taxes	4,502	6,521
Depreciation(3)	9,255	7,551
Depreciation - cost of services(3)	1,698	1,674
Amortization of intangibles(4)	8,628	8,546
Loss on disposal of assets	106	-
Equity in earnings and amortization charges of investee(5)	(10,462)	(9,501)
Base management fees settled/to be settled in LLC interests	7,135	4,995
Performance fees settled/to be settled in LLC interests	22,042	-
Other non-cash (income) expense, net	(1,006)	751
EBITDA excluding non-cash items	$55,361	$47,634	7,727	16.2

EBITDA excluding non-cash items	$55,361	$47,634
Interest expense, net(2)	(7,592)	(13,005)
Interest rate swap breakage fees(2)	-	(248)
Adjustment to derivative instruments recorded in interest expense(2)	(1,339)	(5,382)
Amortization of debt financing costs(2)	947	978
Equipment lease receivables, net	967	838
Provision for income taxes, net of changes in deferred taxes	(1,432)	(753)
Changes in working capital	(13,243)	(6,332)
Cash provided by operating activities	33,669	23,730
Changes in working capital	13,243	6,332
Adjustment to free cash flow for MIC Solar(6)	(276)	-
Maintenance capital expenditures	(2,617)	(3,727)
Free cash flow	$44,019	$26,335	17,684	67.2

(1) Net income attributable to MIC LLC excludes net income attributable to noncontrolling interests of $843,000 and $118,000 for the quarters ended March 31, 2013 and 2012, respectively.
(2) Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.

(3) Depreciation - cost of services includes depreciation expense for District Energy, which is reported in cost of services in our consolidated condensed statements of operations. Depreciation and Depreciation - cost of services does not include acquisition-related step-up depreciation expense of $2.0 million for each of the quarters ended March 31, 2013 and 2012 in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.

(4) Amortization of intangibles does not include acquisition-related step-up amortization expense of $85,000 for each of the quarters ended March 31, 2013 and 2012 in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.

(5) Equity in earnings and amortization charges of investee in the above table includes our 50% share of IMTT's earnings, offset by distributions we received only up to our share of the earnings recorded in the calculation for EBITDA excluding non-cash items.

(6) Adjustment to free cash flow for MIC Solar adjusts the free cash flow from this business to include only the cash distributions generated during the reporting period, if any. During the quarter ended March 31, 2013, MIC Solar generated $289,000 of distributable cash.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS
AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

IMTT

	Quarter Ended March 31,
			Change
	2013	2012	Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Terminal revenue	121,332	111,617	9,715	8.7
Environmental response revenue	10,153	6,387	3,766	59.0
Total revenue	131,485	118,004	13,481	11.4
Costs and expenses
Terminal operating costs	50,304	46,472	(3,832)	(8.2)
Environmental response operating costs	7,887	5,156	(2,731)	(53.0)
Total operating costs	58,191	51,628	(6,563)	(12.7)
Terminal gross profit	71,028	65,145	5,883	9.0
Environmental response gross profit	2,266	1,231	1,035	84.1
Gross profit	73,294	66,376	6,918	10.4
General and administrative expenses	8,482	7,459	(1,023)	(13.7)
Depreciation and amortization	18,422	16,907	(1,515)	(9.0)
Operating income	46,390	42,010	4,380	10.4
Interest expense, net(1)	(6,606)	(6,591)	(15)	(0.2)
Other income	742	456	286	62.7
Provision for income taxes	(17,121)	(14,367)	(2,754)	(19.2)
Noncontrolling interest	(75)	(99)	24	24.2
Net income	23,330	21,409	1,921	9.0

Reconciliation of net income to EBITDA excluding non-cash items:
Net income	23,330	21,409
Interest expense, net(1)	6,606	6,591
Provision for income taxes	17,121	14,367
Depreciation and amortization	18,422	16,907
Other non-cash expenses	75	188
EBITDA excluding non-cash items	65,554	59,462	6,092	10.2

EBITDA excluding non-cash items	65,554	59,462
Interest expense, net(1)	(6,606)	(6,591)
Adjustments to derivative instruments recorded in interest expense(1)	(4,409)	(2,679)
Amortization of debt financing costs(1)	666	805
Provision for income taxes, net of changes in deferred taxes	(1,685)	(4,834)
Changes in working capital	(17,387)	7,615
Cash provided by operating activities	36,133	53,778
Changes in working capital	17,387	(7,615)
Maintenance capital expenditures	(19,121)	(8,118)
Free cash flow	34,399	38,045	(3,646)	(9.6)

(1) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

Hawaii Gas

	Quarter Ended March 31,
			Change
	2013	2012	Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)
Contribution margin
Revenue - non-utility	32,085	31,629	456	1.4
Cost of revenue - non-utility	13,354	15,573	2,219	14.2
Contribution margin - non-utility	18,731	16,056	2,675	16.7
Revenue - utility	36,921	38,314	(1,393)	(3.6)
Cost of revenue - utility	26,654	28,217	1,563	5.5
Contribution margin - utility	10,267	10,097	170	1.7
Total contribution margin	28,998	26,153	2,845	10.9
Production	2,715	2,006	(709)	(35.3)
Transmission and distribution	5,866	5,448	(418)	(7.7)
Gross profit	20,417	18,699	1,718	9.2
Selling, general and administrative expenses	5,332	5,257	(75)	(1.4)
Depreciation and amortization	2,158	1,941	(217)	(11.2)
Operating income	12,927	11,501	1,426	12.4
Interest expense, net(1)	(1,705)	(1,891)	186	9.8
Other expense	(32)	(69)	37	53.6
Provision for income taxes	(4,483)	(3,799)	(684)	(18.0)
Net income(2)	6,707	5,742	965	16.8

Reconciliation of net income to EBITDA excluding non-cash items:
Net income(2)	6,707	5,742
Interest expense, net(1)	1,705	1,891
Provision for income taxes	4,483	3,799
Depreciation and amortization	2,158	1,941
Other non-cash expenses	662	807
EBITDA excluding non-cash items	15,715	14,180	1,535	10.8

EBITDA excluding non-cash items	15,715	14,180
Interest expense, net(1)	(1,705)	(1,891)
Adjustments to derivative instruments recorded in interest expense(1)	(78)	(465)
Amortization of debt financing costs(1)	106	120
Provision for income taxes, net of changes in deferred taxes	(3,092)	(2,170)
Changes in working capital	(10,567)	(2,858)
Cash provided by operating activities	379	6,916
Changes in working capital	10,567	2,858
Maintenance capital expenditures	(1,006)	(1,764)
Free cash flow	9,940	8,010	1,930	24.1

(1) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated in consolidation at the MIC Inc. level.

District Energy

	Quarter Ended March 31,
			Change
	2013	2012	Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Cooling capacity revenue	5,660	5,495	165	3.0
Cooling consumption revenue	1,961	3,473	(1,512)	(43.5)
Other revenue	698	639	59	9.2
Finance lease revenue	1,055	1,179	(124)	(10.5)
Total revenue	9,374	10,786	(1,412)	(13.1)
Direct expenses — electricity	1,396	2,538	1,142	45.0
Direct expenses — other(1)	4,816	4,557	(259)	(5.7)
Direct expenses — total	6,212	7,095	883	12.4
Gross profit	3,162	3,691	(529)	(14.3)
Selling, general and administrative expenses	889	891	2	0.2
Amortization of intangibles	337	341	4	1.2
Operating income	1,936	2,459	(523)	(21.3)
Interest expense, net(2)	(1,285)	(2,329)	1,044	44.8
Other income	59	57	2	3.5
(Provision) benefit for income taxes	(214)	10	(224)	NM
Noncontrolling interest	(189)	(211)	22	10.4
Net income (loss)	307	(14)	321	NM
.
Reconciliation of net income (loss) to EBITDA excluding non-
cash items:
Net income (loss)	307	(14)
Interest expense, net(2)	1,285	2,329
Provision (benefit) for income taxes	214	(10)
Depreciation(1)	1,698	1,674
Amortization of intangibles	337	341
Other non-cash expenses	11	29
EBITDA excluding non-cash items	3,852	4,349	(497)	(11.4)

EBITDA excluding non-cash items	3,852	4,349
Interest expense, net(2)	(1,285)	(2,329)
Adjustments to derivative instruments recorded in interest expense(2)	(1,286)	(303)
Amortization of debt financing costs(2)	177	170
Equipment lease receivable, net	967	838
Provision/benefit for income taxes, net of changes in deferred taxes	(203)	47
Changes in working capital	(416)	(1,825)
Cash provided by operating activities	1,806	947
Changes in working capital	416	1,825
Maintenance capital expenditures	(146)	(87)
Free cash flow	2,076	2,685	(609)	(22.7)

NM - Not meaningful
(1) Includes depreciation expense of $1.7 million for each of the quarters ended March 31, 2013 and 2012.
(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

Atlantic Aviation

	Quarter Ended March 31,
			Change
	2013	2012	Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Fuel revenue	140,344	141,325	(981)	(0.7)
Non-fuel revenue	43,796	42,802	994	2.3
Total revenue	184,140	184,127	13	0.0
Cost of revenue
Cost of revenue-fuel	99,785	100,308	523	0.5
Cost of revenue-non-fuel	4,721	5,567	846	15.2
Total cost of revenue	104,506	105,875	1,369	1.3
Fuel gross profit	40,559	41,017	(458)	(1.1)
Non-fuel gross profit	39,075	37,235	1,840	4.9
Gross profit	79,634	78,252	1,382	1.8
Selling, general and administrative expenses	43,477	43,944	467	1.1
Depreciation and amortization	13,871	13,815	(56)	(0.4)
Loss on disposal of assets	173	-	(173)	NM
Operating income	22,113	20,493	1,620	7.9
Interest expense, net(1)	(4,099)	(8,785)	4,686	53.3
Other expense	(4)	(16)	12	75.0
Provision for income taxes	(7,398)	(4,710)	(2,688)	(57.1)
Net income(2)	10,612	6,982	3,630	52.0

Reconciliation of net income to EBITDA excluding non-cash items:
Net income(2)	10,612	6,982
Interest expense, net(1)	4,099	8,785
Provision for income taxes	7,398	4,710
Depreciation and amortization	13,871	13,815
Loss on disposal of assets	106	-
Other non-cash income	(68)	(141)
EBITDA excluding non-cash items	36,018	34,151	1,867	5.5

EBITDA excluding non-cash items	36,018	34,151
Interest expense, net(1)	(4,099)	(8,785)
Interest rate swap breakage fees(1)	-	(248)
Adjustments to derivative instruments recorded in interest expense(1)	25	(4,614)
Amortization of debt financing costs(1)	661	688
Provision for income taxes, net of changes in deferred taxes	(4,048)	(207)
Changes in working capital	3,158	340
Cash provided by operating activities	31,715	21,325
Changes in working capital	(3,158)	(340)
Maintenance capital expenditures	(1,465)	(1,876)
Free cash flow	27,092	19,109	7,983	41.8

NM - Not meaningful
(1) Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Corporate & Other

	Quarter Ended March 31,
			Change
	2013	2012	Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Contracted revenue	1,686	-	1,686	NM
Cost of revenue	109	-	(109)	NM
Gross profit	1,577	-	1,577	NM

Base management fees	7,135	4,995	(2,140)	(42.8)
Performance fees	22,042	-	(22,042)	NM
Selling, general and administrative expenses	1,942	5,171	3,229	62.4
Depreciation	1,517	-	(1,517)	NM
Operating loss	(31,059)	(10,166)	(20,893)	NM
Interest expense, net(1)	(503)	-	(503)	NM
Other income (expense), net	2,406	(24)	2,430	NM
Benefit for income taxes	7,593	1,978	5,615	NM
Noncontrolling interest	(654)	93	(747)	NM
Net loss(2)	(22,217)	(8,119)	(14,098)	(173.6)

Reconciliation of net loss to EBITDA excluding non-cash items:
Net loss(2)	(22,217)	(8,119)
Interest expense, net(1)	503	-
Benefit for income taxes	(7,593)	(1,978)
Depreciation	1,517	-
Base management to be settled/settled in LLC interests	7,135	4,995
Performance fees to be settled in LLC interests	22,042	-
Other non-cash (income) expense	(1,611)	56
EBITDA excluding non-cash items	(224)	(5,046)	4,822	95.6

EBITDA excluding non-cash items	(224)	(5,046)
Interest expense, net(1)	(503)	-
Amortization of debt financing costs(1)	3	-
Benefit for income taxes, net of changes in deferred taxes	5,911	1,577
Changes in working capital	(5,418)	(1,989)
Cash used in operating activities	(231)	(5,458)
Changes in working capital	5,418	1,989
Adjustment to free cash flow for MIC Solar(3)	(276)	-
Free cash flow	4,911	(3,469)	8,380	NM

NM - Not meaningful
(1) Interest expense, net, includes non-cash amortization of deferred financing fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(3) Adjustment to free cash flow for MIC Solar adjusts the free cash flow from this business to includes only the cash distributions generated during the reporting period, if any. During the quarter ended March 31, 2013, MIC Solar generated $289,000 of distributable cash.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA
EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Quarter Ended March 31, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	11,665	6,707	154	10,612	(22,217)	6,921	23,330	307
Interest expense, net(2)	3,303	1,705	643	4,099	503	10,253	6,606	1,285
Provision (benefit) for income taxes	8,561	4,483	107	7,398	(7,593)	12,956	17,121	214
Depreciation	9,118	1,846	849	5,892	1,517	19,222	18,235	1,698
Amortization of intangibles	94	312	169	7,979	-	8,553	187	337
Loss on disposal of assets	-	-	-	106	-	106	-	-
Base management fee paid in LLC interests	-	-	-	-	7,135	7,135	-	-
Performance fee paid in LLC interests	-	-	-	-	22,042	22,042	-	-
Other non-cash expense (income), net	38	662	6	(68)	(1,611)	(974)	75	11
EBITDA excluding non-cash items	32,777	15,715	1,926	36,018	(224)	86,212	65,554	3,852

EBITDA excluding non-cash items	32,777	15,715	1,926	36,018	(224)	86,212	65,554	3,852
Interest expense, net(2)	(3,303)	(1,705)	(643)	(4,099)	(503)	(10,253)	(6,606)	(1,285)
Adjustments to derivative instruments recorded in interest expense, net(2)	(2,205)	(78)	(643)	25	-	(2,901)	(4,409)	(1,286)
Amortization of deferred finance charges(2)	333	106	89	661	3	1,192	666	177
Equipment lease receivables, net	-	-	484	-	-	484	-	967
(Provision) benefit for income taxes, net of changes in deferred taxes	(843)	(3,092)	(102)	(4,048)	5,911	(2,173)	(1,685)	(203)
Changes in working capital	(8,694)	(10,567)	(208)	3,158	(5,418)	(21,729)	(17,387)	(416)
Cash provided by (used in) operating activities	18,067	379	903	31,715	(231)	50,833	36,133	1,806
Changes in working capital	8,694	10,567	208	(3,158)	5,418	21,729	17,387	416
Adjustment to free cash flow for MIC Solar(3)	-	-	-	-	(276)	(276)	-	-
Maintenance capital expenditures	(9,561)	(1,006)	(73)	(1,465)	-	(12,105)	(19,121)	(146)

Free cash flow	17,200	9,940	1,038	27,092	4,911	60,181	34,399	2,076

	For the Quarter Ended March 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	10,705	5,742	(7)	6,982	(8,119)	15,303	21,409	(14)
Interest expense, net(2)	3,296	1,891	1,165	8,785	-	15,136	6,591	2,329
Provision (benefit) for income taxes	7,184	3,799	(5)	4,710	(1,978)	13,709	14,367	(10)
Depreciation	8,083	1,735	837	5,816	-	16,471	16,165	1,674
Amortization of intangibles	371	206	171	7,999	-	8,747	742	341
Base management fee paid in LLC interests	-	-	-	-	4,995	4,995	-	-
Other non-cash expense (income), net	94	807	15	(141)	56	831	188	29
EBITDA excluding non-cash items	29,731	14,180	2,175	34,151	(5,046)	75,191	59,462	4,349

EBITDA excluding non-cash items	29,731	14,180	2,175	34,151	(5,046)	75,191	59,462	4,349
Interest expense, net(2)	(3,296)	(1,891)	(1,165)	(8,785)	-	(15,136)	(6,591)	(2,329)
Interest rate swap breakage fees(2)	-	-	-	(248)	-	(248)	-	-
Adjustments to derivative instruments recorded in interest expense, net(2)	(1,340)	(465)	(152)	(4,614)	-	(6,570)	(2,679)	(303)
Amortization of deferred finance charges(2)	403	120	85	688	-	1,296	805	170
Equipment lease receivables, net	-	-	419	-	-	419	-	838
(Provision) benefit for income taxes, net of changes in deferred taxes	(2,417)	(2,170)	24	(207)	1,577	(3,193)	(4,834)	47
Changes in working capital	3,808	(2,858)	(913)	340	(1,989)	(1,612)	7,615	(1,825)
Cash provided by (used in) operating activities	26,889	6,916	474	21,325	(5,458)	50,146	53,778	947
Changes in working capital	(3,808)	2,858	913	(340)	1,989	1,612	(7,615)	1,825
Maintenance capital expenditures	(4,059)	(1,764)	(44)	(1,876)	-	(7,743)	(8,118)	(87)

Free cash flow	19,023	8,010	1,343	19,109	(3,469)	44,015	38,045	2,685

(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2) Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.

(3) Adjustment to free cash flow for MIC Solar adjusts the free cash flow from this business to includes only the cash distributions generated during the reporting period, if any. During the quarter ended March 31, 2013, MIC Solar generated $289,000 of distributable cash.

CONTACT:
Macquarie Infrastructure Company
Investors:
Jay A. Davis, 212-231-1825
Investor Relations
or
Media:
Paula Chirhart, 212-231-1310
Corporate Communications